UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Catalyst Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Catalyst Pharmaceuticals, Inc.

355 Alhambra Circle, Suite 801

Coral Gables, Florida 33134

(305) 420-3200

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 8, 2026

June 30, 2026

These definitive additional materials (the “Definitive Additional Materials”) amend and supplement the definitive proxy statement, dated June 8, 2026 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about June 9, 2026, by Catalyst Pharmaceuticals, Inc., a Delaware corporation (“Catalyst,” the “Company,” “we,” “us” or “our”), for a special meeting of our stockholders (the “Special Meeting”) to be held virtually via live webcast on July 8, 2026, at 9:00 a.m., Eastern time (unless the Special Meeting is adjourned or postponed). The purpose of the Special Meeting is to consider and vote upon, among other things, the proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated May 6, 2026, by and among Catalyst, Angelini Pharma S.p.A., an Italian Societa per azioni (“Parent” or “Angelini Pharma”) and Angelini Cielo Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Catalyst (the “Merger”), with Catalyst surviving the Merger as a wholly owned subsidiary of Angelini Pharma.

These Definitive Additional Materials have been filed by Catalyst with the United States Securities and Exchange Commission (the “SEC”) on June 30, 2026.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the Merger or how to submit their proxies or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 750-9496

Banks & Brokers May Call Collect: (212) 750-5833

The information contained herein speaks only as of June 30, 2026, unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

These Definitive Additional Materials should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Catalyst believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law; however, to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Merger and to minimize the expense of defending such actions, Catalyst wishes to voluntarily make supplemental disclosures related to the proposed Merger, which are set forth below, in response to certain allegations. Nothing in these Definitive Additional Materials shall be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the disclosures set forth herein. To the extent that information in these Definitive Additional Materials differs from or conflicts with information contained in the Definitive Proxy Statement, the information in these Definitive Additional Materials shall supersede or supplement the information in the Definitive Proxy Statement, as applicable. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

SUMMARY

The disclosure under the section entitled “Summary” is hereby amended and supplemented by adding the following language as a new section immediately following the section captioned “Material U.S. Federal Income Tax Consequences of the Merger” on page 8 of the Definitive Proxy Statement:

Legal Proceedings Regarding the Merger

•

In connection with the Definitive Proxy Statement, as of June 30, 2026, one complaint has been filed in federal court by a purported stockholder of the Company. On June 10, 2026, a purported stockholder of the Company filed a complaint against the Company and each member of the Board of Directors in the United States District Court for the Northern District of Illinois captioned Seaward v. Catalyst Pharmaceuticals, Inc., et al., Case No. 26-cv-6841 (the “Complaint”).

•

The Complaint asserts, among other things, claims for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as well as Rule 14a-9 promulgated thereunder. The Complaints allege that the Schedule 14A Definitive Proxy Statement omitted certain purportedly material information. Among other relief, the Complaint seeks (i) an injunction prohibiting consummation of the Transaction, (ii) rescission or rescissory damages, and (iii) an award of the plaintiffs’ costs and disbursements of the action, including reasonable attorneys’ and experts’ fees and expenses. The Company has also received certain demand letters from purported stockholders making allegations similar to those contained in the Complaint, as well as a demand for appraisal from a purported stockholder.

•	The Company, Parent, and Merger Sub believe the claims asserted in the Complaint and demand letters are without merit.

•

The outcome of the matters described above cannot be predicted with certainty. Additional demand letters may be received, and additional lawsuits may be filed against Catalyst, the Board of Directors, Parent and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and the Definitive Proxy Statement. If additional similar demand letters are received or complaints are filed, absent new or different allegations that are material, Catalyst will not necessarily announce such additional demands or filings.

The disclosure under the section entitled “Summary—The Special Meeting—Quorum” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the last full paragraph on page 11 of the Definitive Proxy Statement:

Quorum

•

As of the Record Date, there were ~~122,419,767~~ 122,417,458 shares of our common stock issued and outstanding and entitled to vote at the Special Meeting. A majority of the issued and outstanding shares of our common stock entitled to vote, present at the Special Meeting or represented by proxy, will constitute a quorum at the Special Meeting.

The disclosure under the section entitled “Summary—The Special Meeting—Required Vote” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the first full paragraph on page 12 of the Definitive Proxy Statement:

Required Vote

•

The approval of the Merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. As of the Record Date, ~~61,209,884~~ 61,208,729 votes constitute a majority of the outstanding shares of our common stock entitled to vote.

The disclosure under the section entitled “Summary—The Special Meeting—Share Ownership of Our Directors and Executive Officers” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the fourth full paragraph on page 12 of the Definitive Proxy Statement:

Share Ownership of Our Directors and Executive Officers

•

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, ~~6,754,274~~ 6,751,965 shares of our common stock, representing approximately 5.5% of the shares of our common stock outstanding on the Record Date.

GENERAL INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

The disclosure under the section entitled “General Information About the Special Meeting and Voting” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the third full paragraph on page 15 of the Definitive Proxy Statement:

Who is entitled to vote on matters presented at the Special Meeting?

The Record Date for the Special Meeting is the close of business on June 3, 2026. You are entitled to vote on the matters presented at the Special Meeting if you owned shares of our common stock at the close of business on the Record Date. Each outstanding share of our common stock is entitled to one vote for all matters before the Special Meeting. At the close of business on the Record Date, there were ~~122,419,767~~ 122,417,458 shares of our common stock outstanding and entitled to vote at the Special Meeting.

THE SPECIAL MEETING

The disclosure under the section entitled “The Special Meeting—Record Date; Shares Entitled to Vote; Quorum” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the third full paragraph on page 21 of the Definitive Proxy Statement:

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of the Record Date, there were ~~122,419,767~~ 122,417,458 shares of our common stock outstanding and entitled to vote at the Special Meeting. A complete list of registered stockholders as of the close of business on the Record Date will be available for inspection during ordinary business hours by stockholders of record ten days prior to the Special Meeting at our principal business offices at 355 Alhambra Circle, Suite 801, Coral Gables, Florida 33134.

The disclosure under the section entitled “The Special Meeting—Vote Required; Abstentions and Broker Non-Votes” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the fifth full paragraph on page 21 of the Definitive Proxy Statement:

Vote Required; Abstentions and Broker Non-Votes

Each stockholder will be entitled to one vote for each share of our common stock that such stockholder owns at the close of business on the Record Date on each proposal to be acted upon at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date is required to approve the Merger Proposal. As of the Record Date, ~~61,209,884~~ 61,208,729 votes constitute a majority of the outstanding shares of our common stock entitled to vote on the Merger Proposal. Shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Merger Proposal by our stockholders is a condition to the Closing.

The disclosure under the section entitled “The Special Meeting—Shares Held by our Officers and Directors” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the fourth full paragraph on page 22 of the Definitive Proxy Statement:

Shares Held by our Officers and Directors

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, ~~6,754,274~~ 6,751,965 shares of our common stock, representing approximately 5.5% of the shares of our common stock outstanding on the Record Date.

THE MERGER

The disclosure under the section entitled “The Merger” is hereby amended and supplemented by adding the following language as a new section immediately following the section captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” ending on page 76 of the Definitive Proxy Statement:

Legal Proceedings Regarding the Merger

In connection with the Definitive Proxy Statement, as of June 30, 2026, one complaint has been filed in federal court by a purported stockholder of the Company. On June 10, 2026, a purported stockholder of the Company filed a complaint against the Company and each member of the Board of Directors in the United States District Court for the Northern District of Illinois captioned Seaward v. Catalyst Pharmaceuticals, Inc., et al., Case No. 26-cv-6841 (the “Complaint”).

The Complaint asserts, among other things, claims for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as well as Rule 14a-9 promulgated thereunder. The Complaints allege that the Schedule 14A Definitive Proxy Statement omitted certain purportedly material information. Among other relief, the Complaint seeks (i) an injunction prohibiting consummation of the Transaction, (ii) rescission or rescissory damages, and (iii) an award of the plaintiffs’ costs and disbursements of the action, including reasonable attorneys’ and experts’ fees and expenses. The Company has also received certain demand letters from purported stockholders making allegations similar to those contained in the Complaint, as well as a demand for appraisal from a purported stockholder.

The Company, Parent, and Merger Sub believe the claims asserted in the Complaint and demand letters are without merit.

The outcome of the matters described above cannot be predicted with certainty. Additional demand letters may be received, and additional lawsuits may be filed against Catalyst, the Board of Directors, Parent and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and the Definitive Proxy Statement. If additional similar demand letters are received or complaints are filed, absent new or different allegations that are material, Catalyst will not necessarily announce such additional demands or filings.

Background of the Merger

The disclosure under the section captioned “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the sixth full paragraph on page 33 of the Definitive Proxy Statement:

On August 29, 2025, a representative of Party A contacted Mr. McEnany and Mr. Daly to further discuss a potential transaction to acquire Catalyst. The Party A representative presented their oral, preliminary, non-binding proposal to purchase all of the outstanding shares of Catalyst common stock for $27.00 per share in cash and conditioned this preliminary proposal on their external diligence, noting that their proposal could increase following a deeper review of confidential diligence materials of Catalyst (the “August 29 Proposal”). The August 29 Proposal did not discuss the retention of any member of the Board of Directors or Company management in the surviving corporation or their purchase of or participation in the equity of the surviving corporation following the completion of the proposed transaction. McEnany stated that, in his view, Catalyst would only be interested in an offer in the $30s per share, and Mr. Daly agreed with this position. Mr. McEnany shared that he would convene a meeting of the Board of Directors to discuss Catalyst’s interest in any further discussions with Party A.

The disclosure under the section captioned “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the second full paragraph on page 35 of the Definitive Proxy Statement:

On December 4, 2025, Catalyst entered into a confidentiality agreement with Angelini Pharma. The confidentiality agreement included a standstill provision, which did not contain a “don’t ask, don’t waive” provision.

The disclosure under the section captioned “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the first paragraph on page 37 of the Definitive Proxy Statement:

On March 3, 2026, Catalyst received a written, preliminary non-binding indication of interest from Angelini Pharma to acquire all of the issued and outstanding shares of Catalyst common stock for $27.00 per share in cash, plus a contingent value right of $1.50 per share, payable upon achievement of $750 million in aggregate net product revenue in calendar year 2027 (the “March 3 Proposal”). The March 3 Proposal indicated that Angelini Pharma would finance the transaction through a combination of existing cash and accessing new debt. The March 3 Proposal included (i) letters from Morgan Stanley Bank AG (“Morgan Stanley”) and BNP Paribas, their financing banks, confirming that each of Morgan Stanley and BNP Paribas were highly confident they could arrange a debt financing in connection with an acquisition of Catalyst by Angelini Pharma and (ii) a draft letter agreement which provided for exclusive negotiations between Angelini Pharma and Catalyst for a period of 28 days. The March 3 Proposal was conditioned on, among other things, Catalyst successfully resolving the Hetero Hatch Waxman Litigation prior to the execution of the definitive transaction agreements. The March 3 Proposal did not discuss the retention of any member of the Board of Directors or Company management in the surviving corporation or their purchase of or participation in the equity of the surviving corporation following the completion of the proposed transaction.

The disclosure under the section captioned “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the fourth full paragraph on page 37 of the Definitive Proxy Statement:

On March 11, 2026, Catalyst received a written, revised non-binding indication of interest from Angelini Pharma to acquire all of the issued and outstanding shares of Catalyst common stock for $30.00 per share in cash (the “March 11 Proposal”). The March 11 Proposal also requested that Catalyst execute the draft exclusivity agreement to allow Angelini Pharma to complete due diligence. The March 11 Proposal remained subject to all other terms and conditions included in the March 3 Proposal. The March 11 Proposal did not discuss the retention of any member of the Board of Directors or Company management in the surviving corporation or their purchase of or participation in the equity of the surviving corporation following the completion of the proposed transaction.

The disclosure under the section captioned “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the first full paragraph on page 3 of the Definitive Proxy Statement:

Also on March 12, 2026, a representative of Kirkland spoke with Mr. McEnany to disclose a separate Kirkland team, walled off from the team working as Catalyst’s M&A counsel, would represent KKR & Co. Inc. in providing financing to Angelini Pharma, unrelated to the proposed transaction between Catalyst and Angelini Pharma.

The disclosure under the section captioned “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the third full paragraph on page 38 of the Definitive Proxy Statement:

On March 17, 2026, Catalyst entered into a confidentiality agreement with Party C. The confidentiality agreement included a standstill provision, which did not contain a “don’t ask, don’t waive” provision and would fall away upon the execution of a definitive merger agreement between Catalyst and any counterparty. Party C had previously entered into a confidentiality agreement with Catalyst in 2022, when they previously had expressed interest in acquiring Catalyst but ultimately declined to proceed further in 2023 because of pending the Hatch Waxman Litigation.

The disclosure under the section captioned “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the eleventh full paragraph on page 38 of the Definitive Proxy Statement:

On March 27, 2026, Catalyst entered into a confidentiality agreement with Party F. The confidentiality agreement included a standstill provision, which did not contain a “don’t ask, don’t waive” provision and would fall away upon the execution of a definitive merger agreement between Catalyst and any counterparty.

The disclosure under the section captioned “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the last paragraph beginning on page 38 of the Definitive Proxy Statement:

On March 30, 2026, the Board of Directors held a special meeting, which was also attended by representatives of Catalyst’s management, J.P. Morgan, Akerman and Kirkland. Representatives of Kirkland reviewed with the Board of Directors the relationship disclosures that had been provided to the Board of Directors by J.P. Morgan, which confirmed that J.P. Morgan had no material prior relationships with Angelini Pharma or Catalyst. Representatives of J.P. Morgan informed the Board of Directors that J.P. Morgan had recently been approached by another pharmaceutical company of similar market value to Catalyst, that operated in some similar areas and some different areas, proposing a stock merger and asking whether Catalyst would be interested in this structure. Given the relative size of the two companies, the transaction would likely have been a change in control only for the other company and would have been less likely to deliver any immediate material cash proceeds to Catalyst or to Catalyst stockholders. The Board of Directors debated the merits of such a transaction as compared to a sale for cash and determined not to follow up with this opportunity.

The disclosure under the section captioned “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the second full paragraph on page 40 of the Definitive Proxy Statement:

On April 24, 2026, Catalyst received a written, revised, non-binding indication of interest from Angelini Pharma to purchase all of the issued and outstanding shares of Catalyst common stock for $30.75 per share in cash (the “April 24 Proposal”). The April 24 Proposal noted that final terms would be subject to satisfactory completion of Angelini Pharma’s due diligence and satisfactory settlement of the Hetero Hatch Waxman Litigation, among other things. The April 24 Proposal did not discuss the retention of any member of the Board of Directors or Company management in the surviving corporation or their purchase of or participation in the equity of the surviving corporation following the completion of the proposed transaction. Hogan Lovells also shared a markup of the draft merger agreement, revised to reflect a one-step merger structure, and an updated draft exclusivity agreement with Kirkland, requesting exclusivity through May 11, 2026 (the “Draft Exclusivity Agreement”). Following receipt, Mr. McEnany shared the April 24 Proposal with the Board of Directors by email.

The disclosure under the section captioned “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the last full paragraph on page 40 of the Definitive Proxy Statement:

On April 26, 2026, the Board of Directors held a special meeting, which was also attended by representatives of Catalyst’s management, J.P. Morgan, Akerman and Kirkland. Mr. McEnany summarized recent interactions with Angelini Pharma, including receipt of the April 24 Proposal. Mr. Daly reported on settlement discussions with Hetero, noting that a call between him and the Chief Executive Officer of Hetero was scheduled for April 30, 2026, in an effort to bring the pending Hetero Hatch Waxman Litigation to an acceptable resolution. The trial was still expected to begin on May 18, 2026, with a decision expected in late September or early October 2026. The Board of Directors then discussed Catalyst’s plan to make a settlement offer to Hetero on the terms presented by Mr. Daly, and all Board members were supportive of Catalyst’s plans in that regard. Representatives of J.P. Morgan identified that Catalyst’s trading activity the previous week indicated information regarding the deal may have become publicly known, although they had not identified any proof that a leak had, in fact, occurred. Representatives of J.P. Morgan also reviewed the April 24 Proposal and feedback from the seven outreach parties. The Board of Directors discussed how to best position a potential counterproposal. Following discussion, the Board of Directors authorized J.P. Morgan to respond to the April 24 Proposal with a counterproposal of $34.00 per share in cash. Representatives of Kirkland then discussed with the Board of Directors several key aspects of the proposed Merger Agreement. Following discussion, the Board of Directors determined it would not accept the offer unless it included the full accelerated vesting of all outstanding Company Options and Company RSUs. Further, the Board of Directors determined that it was not willing to grant exclusivity to Angelini Pharma at this time. Representatives of Kirkland also disclosed that a separate Kirkland team, walled off from the team working on the transaction, would represent KKR & Co. Inc. in providing financing for Angelini Pharma, unrelated to the proposed transaction between Catalyst and Angelini Pharma, as was previously discussed with Mr. McEnany on March 12, 2026. The Board of Directors confirmed it had no concerns with Kirkland’s representation of KKR & Co. Inc. in this matter.

The disclosure under the section captioned “The Merger—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the second full paragraph on page 41 of the Definitive Proxy Statement:

On April 27, 2026, Centerview shared a “best and final” proposal from Angelini Pharma with J.P. Morgan and Catalyst, reflecting an improved, non-binding indication of interest to purchase all of the issued and outstanding shares of Catalyst common stock for $31.50 per share in cash (the “April 27 Proposal”), with execution of a definitive transaction agreement conditioned upon Catalyst executing the Draft Exclusivity Agreement and settling the Hetero Hatch Waxman Litigation. The April 27 Proposal did not discuss the retention of any member of the Board of Directors or Company management in the surviving corporation or their purchase of or participation in the equity of the surviving corporation following the completion of the proposed transaction. The April 27 Proposal also confirmed that all unvested Company Options and Company RSUs would automatically vest and be cashed out at the effective time of the Merger.

Recommendation of the Board of Directors and Reasons for the Merger

The disclosure under the section entitled “The Merger—Recommendation of the Board of Directors and Reasons for the Merger—Reasons for the Merger” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the first full paragraph on page 44 of the Definitive Proxy Statement:

•

Interactions with Potentially Interested Counterparties. The Board of Directors considered the fact that, after receipt of Angelini Pharma’s March 11 Proposal, Catalyst, with the assistance of J.P. Morgan, approached a targeted number of other parties that had previously expressed interest in a potential strategic transaction with Catalyst, all of which declined interest in pursuing a transaction with Catalyst prior to Catalyst’s entry into the Merger Agreement. The Board of Directors also considered that, in the event a third party became interested in pursuing a transaction on terms more favorable to Catalyst and its stockholders than those contemplated by the Merger Agreement, such third party would be able to pursue such a transaction despite Angelini Pharma and Catalyst having entered into the Merger Agreement due to the Merger Agreement’s customary “fiduciary out” provisions. The Board of Directors further considered that the confidentiality agreements with Party A, Party C and Party F, the only other parties with which Catalyst entered into confidentiality agreements in the year prior to executing the Merger Agreement regarding a strategic transaction, either did not contain standstill provisions or contained standstill provisions which fell away upon the execution of the Merger Agreement, thereby allowing for ~~a~~ potential confidential and public proposals from Party A, Party C or Party F to be submitted to the Board of Directors following the execution of the Merger Agreement. For more details on Catalyst’s discussions with potentially interested parties, please see the section of this proxy statement captioned “The Merger—Background of the Merger.”

Opinion of Catalyst’s Financial Advisor: J.P. Morgan Securities LLC

The disclosure under the section captioned “The Merger—Opinion of Catalyst’s Financial Advisor: J.P. Morgan Securities LLC.—Discounted Cash Flow Analysis” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the second full paragraph on page 51 of the Definitive Proxy Statement:

J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values of each of Catalyst’s products to present value as of June 30, 2026, using a range of discount rates from 9.5% to 11.5%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Catalyst. The present values of the unlevered free cash flow estimates and the range of terminal values of each of Catalyst’s products were then aggregated and adjusted for Catalyst’s estimated net cash of $861 million as of June 30, 2026, as provided by Catalyst’s management. J.P. Morgan then divided the resulting implied equity value by the fully diluted shares of Catalyst using the treasury stock method, which was based on ~~the number of~~ 122.3 million basic shares, 12.2 million Company Options with a weighted average exercise price of $13.97 and 0.7 million Company RSUs of Catalyst as of April 24, 2026, as provided by Catalyst’s management. This analysis indicated a range of implied per share equity value for Catalyst common stock (rounded to the nearest $0.25) of $29.00 to $33.50, which J.P. Morgan compared to the Merger Consideration of $31.50 per share of Catalyst common stock.

Certain Financial Projections

The disclosure under the section captioned “The Merger—Certain Financial Projections” is hereby amended and supplemented by adding the following new rows and bolded and double underlined language in the table on pages 57 and 58 of the Definitive Proxy Statement:

December 2025 Projections

The following table summarizes the December 2025 Projections:

December 2025 Projections

(Amounts in millions)

	Fiscal year ended December 31,
	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
FIRDAPSE® net Revenue	$475	$587	$699	$817	$913	$996	$1,118	$1,232	$1,354	$1,116
AGAMREE® net Revenue	$145	$196	$228	$269	$333	$369	$398	$426	$453	$482
FYCOMPA® net Revenue	$49	$25	$21	$21	$20	$18	$18	$17	$16	$15
Total Revenue	$669	$809	$948	$1,107	$1,266	$1,384	$1,534	$1,675	$1,824	$1,613

FIRDAPSE® gross profit	$441	$548	$652	$762	$854	$964	$1,084	$1,195	$1,313	$1,088
AGAMREE® gross profit	$126	$169	$192	$224	$274	$302	$325	$347	$436	$466
FYCOMPA® gross profit	$43	$21	$18	$17	$17	$16	$15	$14	$14	$13
Total gross profit	$610	$738	$862	$1,003	$1,144	$1,282	$1,424	$1,556	$1,763	$1,568
Total SG&A	($199)	($199)	($206)	($214)	($225)	($234)	($243)	($253)	($263)	($257)
R&D	($20)	($14)	($13)	($14)	($13)	($13)	($14)	$0	$0	$0
Amort. of intangibles	($37)	($37)	($8)	($6)	($6)	($6)	($6)	($6)	($5)	$0
EBIT	$353	$488	$635	$770	$901	$1,029	$1,161	$1,297	$1,495	$1,311
D&A	$38	$38	$8	$6	$6	$6	$6	$6	$5	$0
Adj. EBITDA (post-SBC)	$391	$525	$642	$776	$907	$1,034	$1,167	$1,303	$1,499	$1,311
SBC	$14	$15	$15	$16	$17	$18	$19	$20	$21	$22
Adj. EBITDA (pre- SBC)	$404	$540	$658	$792	$923	$1,052	$1,185	$1,323	$1,520	$1,333

March 2026 Projections

The following table summarizes the March 2026 Projections:

March 2026 Projections

(Amounts in millions)

	Fiscal year ended December 31,
	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
FIRDAPSE® net Revenue	$455	$505	$569	$634	$688	$723	$748	$718	$734	$360
AGAMREE® net Revenue	$145	$196	$228	$255	$280	$303	$321	$334	$341	$344
FYCOMPA® net Revenue	$35	$18	$15	$15	$14	$13	$13	$12	$12	$11
Total Revenue	$635	$719	$811	$904	$983	$1,040	$1,082	$1,064	$1,087	$715
FIRDAPSE® gross profit	$421	$471	$530	$591	$644	$700	$725	$696	$712	$351
AGAMREE® gross profit	$126	$169	$192	$212	$231	$248	$262	$272	$327	$333
FYCOMPA® gross profit	$30	$15	$13	$13	$12	$11	$11	$10	$10	$10
Total gross profit	$576	$655	$735	$815	$886	$959	$998	$979	$1,049	$693
Total SG&A	($197)	($181)	($181)	($178)	($177)	($178)	($175)	($165)	($162)	($120)
R&D	($20)	($14)	($13)	($14)	($13)	($13)	($14)	$0	$0	$0
Amort. of intangibles	($35)	($33)	($7)	($5)	($4)	($4)	($4)	($4)	($3)	$0
EBIT	$323	$427	$535	$619	$692	$764	$806	$810	$885	$573
D&A	$36	$33	$7	$5	$4	$4	$4	$4	$3	$0
Adj. EBITDA (post-SBC)	$359	$461	$541	$624	$697	$768	$810	$813	$888	$573
SBC	$14	$15	$15	$16	$17	$18	$19	$20	$21	$22
Adj. EBITDA (pre- SBC)	$373	$475	$557	$640	$714	$786	$828	$833	$908	$594

Interests of Catalyst’s Directors and Executive Officers in the Merger

The disclosure under the section entitled “The Merger—Interests of Catalyst’s Directors and Executive Officers in the Merger—Retention Program” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the last paragraph on page 63 of the Definitive Proxy Statement:

Retention Program

In connection with the Transactions, Catalyst shall propose for adoption a cash-based retention program (the “Retention Program”), providing for awards to certain individuals in the amounts and on the terms and conditions to be set forth in the Retention Program, subject to review and comment from Angelini Pharma. ~~No such allocation has been made under the Retention Program to date, and whether and to what extent any awards will be made to our executive officers has not yet been determined.~~ With respect to both Mr. Daly and designated members of the Catalyst executive team, a retention bonus has also been proposed by Angelini Pharma, with amounts based on two times the executive’s current annual base salary and target bonus. This bonus is proposed to be paid with respect to 75% of the award on the first anniversary of the Closing and the remainder on the second anniversary of the Closing, in each case conditioned on continued employment (subject to acceleration on a qualifying termination). Eligibility for the retention bonus is proposed to be conditioned on the executive’s entry into a restrictive covenant agreement (including a two-year post-termination non-compete) and the executive’s waiver of certain “Good Reason” rights which may otherwise arise in connection with the Merger or Closing.

As of the date hereof, no agreements have been entered into between Angelini Pharma and any of the executive officers of Catalyst with respect to such continued service or compensation for such service but discussions between Mr. Daly and the other Catalyst executives, on the one hand, and Angelini Pharma on the other hand, are expected to continue and may lead to a formal agreement in the coming days, subject to approval from Catalyst’s Board of Directors. Catalyst does not expect to provide any further updates on these matters.

The disclosure under the section entitled “The Merger—Interests of Catalyst’s Directors and Executive Officers in the Merger—Executive Officers Following the Merger” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the second full paragraph on page 67 of the Definitive Proxy Statement:

Executive Officers Following the Merger

~~It is possible that continuing Catalyst employees, including the executive officers, will engage in discussions about, or enter into, new employment or compensation arrangements with Angelini Pharma or its affiliates. Such arrangements may include agreements regarding future terms of employment, compensation or benefits. As of the date of this proxy statement, none of our executive officers have engaged in such discussions or entered into any new agreement or arrangement with Catalyst, Angelini Pharma or any of their affiliates regarding compensation from, employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.~~

The Merger Agreement included a provision in which Angelini Pharma required the Catalyst management team to, after signing, propose for adoption and deliver to Angelini Pharma a cash-based retention program providing for awards to certain Catalyst individuals in the amounts and on certain terms and conditions to be set forth in said proposal, subject to review and comment from Angelini Pharma. In connection with its approval of the Merger Agreement, Catalyst’s Board of Directors approved this post-signing process. Subsequently, on June 8, 2026, Angelini Pharma requested that Catalyst’s Board of Directors also permit them to engage in direct discussions with Mr. Daly regarding his post-closing employment, which Catalyst’s Board of Directors approved on June 11, 2026, subject to the requirement that Mr. Daly keep representatives of Kirkland informed of the status and any outcome of those discussions with Angelini Pharma.

The executive officers of Catalyst have engaged in, and are expected to continue to engage in, discussions about new employment or compensation arrangements with Angelini Pharma or its affiliates prior to the Closing and may enter into new agreements with Angelini governing such matters, potentially prior to the Closing.

In particular, Angelini Pharma is engaged in ongoing discussions with Mr. Daly and the other executive officers of Catalyst regarding the continued service of the executive officers following the Closing, including, in Mr. Daly’s case, with respect to post-Closing employment terms such as title, duties and authorities, reporting line, salary, short-term and long-term incentive compensation, benefits and other matters (e.g., treatment of “golden parachute” excise taxes). These negotiations are ongoing and are expected to continue, and no agreement has been reached between Angelini Pharma and any of the executive officers of Catalyst, including Mr. Daly.

With respect to the proposal for Mr. Daly, the current terms of his retention offer from Angelini Pharma provide that Mr. Daly would report directly to the Chief Executive Officer of Angelini Pharma, leading the global rare business unit for Angelini Pharma, and would receive a base salary of $875,000 and eligibility for an annual incentive bonus equal to 80% of his base salary. Additionally, under this proposal Mr. Daly would be eligible for a long-term incentive bonus amount consistent with the outcome of benchmarking work which is ongoing by Angelini Pharma; Mr. Daly would irrevocably waive any “Good Reason” right arising from the Merger or Closing, including in connection with changes in duties, reporting, compensation, benefits, or supervisor’s role stemming from the Merger. Further, the proposal provides that Mr. Daly would continue to be entitled to a gross-up for any payment that constitutes a “parachute payment” (under Section 280G of the Code) and is therefore subject to excise tax, in an amount sufficient to make Mr. Daly whole on a net after-tax basis for such excise taxes.

With respect to both Mr. Daly and designated members of the Catalyst executive team, a retention bonus has also been proposed by Angelini Pharma, with amounts based on two times the executive’s current annual base salary and target bonus. This bonus is proposed to be paid with respect to 75% of the award on the first anniversary of the Closing and the remainder on the second anniversary of the Closing, in each case conditioned on continued employment (subject to acceleration on a qualifying termination). Eligibility for the retention bonus is proposed to be conditioned on the executive’s entry into a restrictive covenant agreement (including a two-year post-termination non-compete) and the executive’s waiver of certain “Good Reason” rights which may otherwise arise in connection with the Merger or Closing.

As of the date hereof, no agreements have been entered into between Angelini Pharma and any of the executive officers of Catalyst with respect to such continued service or compensation for such service but discussions between Mr. Daly and the other Catalyst executives, on the one hand, and Angelini Pharma on the other hand, are expected to continue and may lead to a formal agreement in the coming days, subject to approval from Catalyst’s Board of Directors. Catalyst does not expect to provide any further updates on these matters.

MARKET PRICES AND DIVIDEND DATA

The disclosure under the section entitled “Market Prices and Dividend Data” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the first full paragraph on page 104 of the Definitive Proxy Statement:

Our common stock is listed on Nasdaq under the symbol “CPRX.” As of the Record Date, there were ~~122,419,767~~ 122,417,458 shares of our common stock outstanding, held by approximately 97 stockholders of record. We have never declared or paid any cash dividends on our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The disclosure under the section entitled “Security Ownership of Certain Beneficial Owners and Management” is hereby amended and supplemented by deleting the strikethrough language and adding the following bolded and double underlined language to the first full paragraph and chart on page 105 of the Definitive Proxy Statement:

As of June 3, 2026, we had ~~122,419,767~~ 122,417,458 shares of our common stock outstanding. The following table sets forth, as of such date, certain information regarding the shares of common stock owned of record or beneficially by our executive officers and directors, and all executive officers and directors as a group. Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. The address for each person named in this table is c/o Catalyst Pharmaceuticals, Inc.

Name	Shares Beneficially Owned	Stock Options Exercisable Within 60 days of June 3, 2026	Total	Percentage
Richard J. Daly (1)	271,266	808,347	1,079,613	*
Michael W. Kalb (2)	13,665	159,301	172,966	*
Steven Miller (3)	1,093,803	1,018,988	2,112,791	1.7
William T. Andrews (4)	~~2,309~~ 0	24,889	~~27,198~~ 24,889	*
Brian Elsbernd (5)	242,501	676,648	919,149	*
Jeffrey Del Carmen (6)	14,337	730,796	745,133	*
Preethi Sundaram (7)	54,804	501,813	556,617	*
Gregg Russo (8)	476	16,388	16,864	*
Patrick J. McEnany (9)	4,171,559	1,745,736	5,917,295	4.8
Daniel J. Curran, M.D. (10)	0	13,333	13,333	*
Donald A. Denkhaus (11)	498,773	125,931	624,704	*
Molly Harper (11)	3,694	74,931	78,625	*
Tamar Thompson (11)	3,773	67,431	71,204	*
David S. Tierney, M.D. (11)	383,314	125,931	509,245	*
All officers and directors as a group (14 persons) (12)	~~6,754,274~~ 6,751,965	6,090,463	~~12,844,737~~ 12,842,428	10.0

(1)	Excludes 1,528,580 unvested Company Options and 281,612 unvested Company RSUs.

(2)	Excludes 398,697 unvested Company Options and 74,905 unvested Company RSUs.
(3)	Excludes 376,428 unvested Company Options and 76,233 unvested Company RSUs.
(4)

Excludes 198,210 unvested Company Options and ~~41,985~~ 45,037 unvested Company RSUs. Does not include 2,309 Shares resulting from a vesting, on June 2, 2026, of Company RSUs held by Mr. Andrews. These shares did not settle into Mr. Andrews’ account until after the Record Date.

(5)	Excludes 232,329 unvested Company Options and 47,165 unvested Company RSUs.
(6)	Excludes 254,548 unvested Company Options and 51,502 unvested Company RSUs.
(7)	Excludes 246,306 unvested Company Options and 50,318 unvested Company RSUs.
(8)	Excludes 46,449 unvested Company Options and 8,949 unvested Company RSUs.
(9)	Excludes 88,586 unvested Company Options and 17,626 unvested Company RSUs.
(10)	Excludes 44,782 unvested Company Options and 5,468 unvested Company RSUs.
(11)	Excludes 43,456 unvested Company Options and 8,776 unvested Company RSUs.
(12)	Excludes 3,588,739 unvested Company Options and ~~690,867~~ 693,919 unvested Company RSUs.

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with the proposed acquisition of Catalyst by Angelini Pharma (the “Transactions”), Catalyst has filed the Definitive Proxy Statement with the SEC on June 8, 2026. Catalyst may also file other documents with the SEC regarding the Transactions. This document is not a substitute for the Definitive Proxy Statement or any other document which Catalyst may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND RELATED MATTERS. Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents that are filed or will be filed with the SEC by Catalyst through the website maintained by the SEC at www.sec.gov or Catalyst’s website at https://ir.catalystpharma.com/financial-information/sec-filings/default.aspx.

PARTICIPANTS IN THE SOLICITATION

Catalyst, Angelini Pharma, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Transactions. Catalyst stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the Transactions, including the interests of Catalyst directors and executive officers in the Transactions, which may be different than those of Catalyst stockholders generally, by reading the Definitive Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the Transactions. To the extent the holdings of Catalyst’s securities by Catalyst’s directors and executive officers have changed since the amounts set forth in the Definitive Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

FORWARD-LOOKING STATEMENTS

This Schedule 14A contains certain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended, related to Catalyst, Angelini Pharma and the Transactions that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this Schedule 14A, the forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Transactions; statements about the expected timetable for completing the Transactions; Catalyst’s plans, objectives, expectations and intentions; the financial condition, results of operations and business of Catalyst; Catalyst’s ability to commercialize its existing products and current and future product candidates; and the anticipated timing of closing of the Transactions. Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: consummating the Transactions and financing in the anticipated timeframe, if at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; uncertainties as to the ability to obtain stockholder approval; the possibility that competing acquisition proposals will be made; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions (or only grant approval subject to adverse conditions or limitations); the effects of the Transactions on relationships with employees, customers, suppliers, other business partners or governmental entities, including the risk that the Transactions adversely affect employee retention; the impact of competitive products and pricing; the risk that Angelini Pharma may not realize the potential benefits of the Transactions, including the possibility that the expected benefits from the proposed Transactions will not be realized or will not be realized within the expected time period and that Angelini Pharma and Catalyst will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the risks related to disruption of management’s time from ongoing business operations as a result of the Transactions; risks that the Transactions disrupt current plans and operations; obtaining and maintaining adequate coverage and reimbursement for Catalyst’s products; changes in Catalyst’s business during the period between announcement and closing of the Transactions; any legal proceedings and/or regulatory actions that may be instituted related to the Transactions; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; costs and expenses related to the Transactions; actual or contingent liabilities; the effects of the Transactions (or the announcement thereof) on Catalyst’s stock price and/or operating results; and the other risks and uncertainties discussed under the heading “Risk Factors” in Catalyst’s periodic reports filed with the SEC, including its quarterly reports on Form 10-Q and annual reports on Form 10-K. These risks, as well as other risks associated with the Transactions, are more fully discussed in the Definitive Proxy Statement filed with the SEC in connection with the Transactions. While the list of factors presented here is, and the list of factors presented in the Definitive Proxy Statement is, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. You should not place undue reliance on these statements. Actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements are based on information currently available to Catalyst and Angelini Pharma, and, except as required by applicable law, Catalyst and Angelini Pharma disclaim any obligation to update the information contained in this Schedule 14A as new information becomes available. All forward-looking statements in this Schedule 14A or made in connection therewith in writing or orally are qualified in their entirety by this cautionary statement.